Exhibit 3(v)
CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND PRIVILEGES
OF SERIES AA PREFERRED STOCK
OF
AMERICAN OIL & GAS INC.
It is hereby certified that:
     (a) The undersigned is the duly elected President and Chief Financial Officer for American Oil & Gas Inc., a Nevada corporation (the “Corporation”).
     (b) The articles of incorporation of the Corporation authorizes the issuance of twenty-five million (25,000,000) shares of preferred stock with a par value of $0.001 and expressly vests in the board of directors of the Corporation the authority provided therein to issue any of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.
     (c) The board of directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series AA issue of preferred stock:
     RESOLVED, that twenty-five million (25,000,000) shares of preferred stock are authorized to be issued by this Corporation pursuant to its articles of incorporation, five hundred thousand (500,000) shares of which are currently designated as the Series A Preferred Stock of the Corporation, and that there be and hereby is authorized and created a series of four hundred thousand (400,000) shares of preferred stock, hereby designated as the Series AA 8% Preferred Stock, which shall have the voting powers, designations, preferences, and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such Articles of Incorporation and in addition thereof, the following:
          1. Designation. The series of Preferred Stock of the Corporation shall be designated as “Series AA 8% Preferred Stock” (the “Series AA Preferred”), with a par value of $0.001 per share.
          2. Authorized Number. The number of shares constituting the Series AA Preferred shall be four hundred thousand (400,000) shares. The rights, preferences, restrictions and other matters relating to the Series AA Preferred set forth below are subject to the issuance of any subsequent series of Preferred Stock. The Board of Directors is also authorized to decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          3. Dividend Rights. Holders of Series AA Preferred shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Conversion Price) of 8% per annum, payable semiannually, beginning on the date six months after the date of the first issuance of any shares of Series AA Preferred (the “Original Issuance Date”). The form of dividend payments to each holder of Series AA Preferred shall be made in cash or in shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), at the sole election of the Corporation. If the Corporation elects to pay a dividend in shares of Common Stock, the number of shares of Common Stock issued as a dividend per share of Series AA Preferred shall be equal to the dividend payment for one share of Series AA Preferred if the dividend was paid in cash divided by the VWAP (as defined below) for the 25 trading days immediately preceding the dividend payment date. Dividends on the Series AA Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The “VWAP” means, as of any date, the average trading price for the Corporation’s Common Stock for the 25 trading days immediately preceding such date determined by multiplying the total number of shares of Common Stock traded in each individual trading day during the 25 trading day period by the average high and low sale price for that individual trading day and dividing the sum of all those amounts by the total number of shares of Common Stock traded during that 25 trading day period.
          4. Voting Rights. Except as otherwise provided herein or as required by law, the Series AA Preferred shall have no voting rights. However, so long as any shares of the Series AA Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of a majority of the shares of the Series AA Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series AA Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents so as to adversely any rights of the holders of the Series AA Preferred Stock, (c) increase the authorized number of shares of Series AA Preferred Stock, or (d) enter into any agreement with respect to the foregoing.
          5. Liquidation Rights.
               a. Subject to the other provisions hereof, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, or the Series A Preferred Stock, the holders of Series AA Preferred Stock shall be entitled to be paid out of the remaining assets of the Corporation an amount with respect to each share of Series AA Preferred equal to the Liquidation Value thereof (as adjusted for stock splits, recapitalizations and the like); provided, however, that if the remaining assets of the Corporation shall be insufficient to make payment in full to all holders of Series AA Preferred of the foregoing liquidation preference, then such assets shall be distributed among the holders of Series AA Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The “Liquidation Value” shall be equal to $54.00 per share, plus any declared but unpaid dividends thereon.

               b. For purposes of this Section 5, the following shall be considered a “Liquidation”: (i) a sale, lease or other disposition of all or substantially all of the assets of the Corporation, or (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which fifty percent (50%) or more of the Corporation’s voting power is transferred.
          6. Conversion Rights. The holders of Series AA Preferred shall have the following rights with respect to the conversion of the Series AA Preferred into shares of Common Stock:
               a. Optional Conversion. Subject to and in compliance with the provisions of this Section 6, any shares of Series AA Preferred may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series AA Preferred shall be entitled upon conversion shall be determined as provided in Section 6(b) below.
               b. Conversion Rate. The conversion rate in effect at any time for conversion of the Series AA Preferred (the “Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series AA Preferred (as adjusted for stock splits, recapitalizations and the like) by the applicable Conversion Price, calculated as provided in Section 6(c).
               c. Conversion Price. The “Original Issue Price” shall be $54.00 per share of Series AA Preferred. The “Conversion Price” shall be $6.00 per share. Notwithstanding the foregoing, if the Corporation’s Sims 16-21 well, located in Section 26-T33N-71W, Niobrara County, Wyoming, is not connected to a sales line and does not flow natural gas into a sales line within 60 days from the Original Issuance Date, then the Conversion Price shall be $4.50 per share. In addition, such Conversion price shall be adjusted from time to time in accordance with this Section 6. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.
               d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series AA Preferred, the Conversion Price in effect immediately before that subdivision for the Series AA Preferred shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series AA Preferred, the Conversion Price in effect immediately before the combination for the Series AA Preferred shall be proportionately increased. Any adjustment under this Section 6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               e. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Price then in effect shall be proportionately amended; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(e) to reflect the actual payment of such dividend or distribution.
               f. Adjustment for Recapitalization, Reclassification, Exchange or Substitution. If at any time or from time to time after the Original Issuance Date, the Common Stock issuable upon the conversion of the Series AA Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than (i) a Liquidation as provided for in Section 3, or (ii) a subdivision, combination, stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event each holder of Series AA Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by a holder of the maximum number of shares of Common Stock into which such shares of Series AA Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
               g. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issuance Date, there is a capital reorganization of the Common Stock (other than (i) a Liquidation as provided for in Section 3, or (ii) a subdivision, combination, stock dividend, recapitalization, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as a part of such capital reorganization, provision shall be made so that each holder of Series AA Preferred shall thereafter be entitled to receive upon conversion of its Series AA Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock into which such shares of Series AA Preferred could have been converted immediately prior to such capital reorganization would have been entitled to receive upon such capital reorganization, all subject to further adjustment with respect to such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series AA Preferred after the capital reorganization to the end that the provisions of this Section 6 (including the adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series AA Preferred) shall be applicable after that event and be as nearly equivalent as practicable.
               h. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series AA Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series AA Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.
               i. Conversion Prior to First Anniversary of Original Issuance Date. At the Corporation’s sole election, each share of Series AA Preferred may be automatically converted into shares of Common Stock, based on the then effective Conversion Rate, prior to the first anniversary of the Original Issuance Date, if the Corporation’s Common Stock trades at or above an amount equal to 1.5 multiplied by the Conversion Price then in effect for a period of 25 consecutive trading days. In the event that the Corporation elects to convert the shares of Series AA Preferred in accordance with this Section 6(i), upon such automatic conversion, all declared but unpaid dividends, if any, together with any dividends that would otherwise be payable to the holders of the Series AA Preferred if the shares of Series AA Preferred remained outstanding until the first anniversary of the Original Issuance Date, shall be paid in accordance with Section 6(k)(ii) below.
               j. Automatic Conversion. Each share of Series AA Preferred shall be automatically converted into shares of Common Stock, at the then-current Conversion Rate, at the time of the earliest to occur of:
               (i) the date that is three years from the Original Issuance Date; or
               (ii) the date that the VWAP of the Corporation’s Common Stock for the 25 trading days immediately proceeding such date equals or exceeds an amount equal to 1.5 multiplied by the then applicable Conversion Price.
               k. Mechanics of Conversion.
               (i) Optional Conversion. Each holder of Series AA Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series AA Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series AA Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or in Common Stock, at the sole election of the Corporation, any declared but unpaid dividends on the shares of Series AA Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series AA Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
                    (ii) Automatic Conversion. Upon the occurrence of an event specified in Section 6(i) or 6(j) above, all outstanding shares of the Series AA Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the

Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series AA Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series AA Preferred at the office of the Corporation or any transfer agent for the Series AA Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series AA Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared but unpaid dividends, or dividends otherwise required to be paid by the Corporation pursuant to Section 6(i), shall be paid in accordance with the provisions of subsection (i) above.
                    (iii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series AA Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series AA Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.
               l. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series AA Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series AA Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series AA Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               m. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series AA Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series AA Preferred so converted were registered.
          7. General Provisions
               a. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series AA Preferred. Upon the surrender of any certificate representing Series AA Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
               b. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series AA Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
               c. No Reissuance of Series AA Preferred. No share or shares of Series AA Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.
               d. Notice. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
* * * * * *
     RESOLVED FURTHER, that the President and Chief Financial Officer of the Corporation is authorized to execute, verify and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with Nevada law.
     IN WITNESS WHEREOF, this Certificate of Designation of Rights, Preferences and Privileges has been executed this                      day of                                         , 2005, by the undersigned who affirms that the statements made herein are true and correct.

Andrew P. Calerich, President and Chief
Financial Officer

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